Exhibit 1

NEWS RELEASE

North American Palladium Files Base Shelf Prospectus

Toronto, Ontario, January 12, 2015 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (NYSE MKT: PAL) announces that it has filed a final base shelf prospectus with applicable securities regulators in each of the provinces of Canada, other than Québec, and a corresponding registration statement with the United States Securities and Exchange Commission.

The filing is part of the Company’s standard course of business, to replace the shelf prospectus that expires in 2015. The shelf prospectus allows NAP to make offerings of common shares (including flow-through shares), debt securities, warrants, and subscription receipts in an aggregate principal amount of up to US$150 million during the 25-month period that the shelf prospectus remains effective. The nature, size and timing of any such financings depend, in part, on NAP’s assessment of its requirements for funding and general market conditions.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Copies of the shelf prospectus are available on request from the contact listed below or at www.sedar.com and www.sec.gov.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (“LDI”) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the NYSE MKT under the symbol PAL and on the TSX under the symbol PDL.

For further information please contact:

John Vincic

Investor Relations

Telephone: 416-360-7374

Email: jvincic@nap.com

Cautionary Statement on Forward-Looking Information

Certain information in this news release relating to North American Palladium Ltd. is forward looking and related to anticipated events and strategies. The words “will”, “anticipate”, “believe”, “plan”, “intend”, “target” or similar words identify forward-looking statements. By their nature, such statements are subject to significant risks and uncertainties, which include, but are not limited to, regulatory and government decisions, economic conditions, and availability and cost of financing. Readers are cautioned not to place undue reliance on forward-looking statements as actual results could differ materially from the plans, expectations, estimates or intentions expressed in the forward-looking statements. Except as required by law, North American Palladium Ltd. disclaims any intention and assumes no obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.